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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   ----------
                                    FORM 8-K
                                   ----------

   Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange
                                  Act of 1934

       Date of Report (date of earliest event reported): December 14, 2000



                            ELDORADO BANCSHARES, INC.
                            -------------------------
             (Exact name of registrant as specified in its charter)



         DELAWARE                    2-76555                   33-0720548
         --------                    --------                  ----------
State or other jurisdiction    Commission File Number          IRS Employer
    of incorporation                                        Identification No.



                       24012 CALLE DE LA PLATA, SUITE 340
                         LAGUNA HILLS, CALIFORNIA 92653
                         ------------------------------
                    (Address of principal executive offices)


                                 (949) 699-4344
                                 --------------
                         (Registrant's telephone number,
                              including area code)


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ITEM 5.  OTHER EVENTS

Eldorado Bancshares, Inc. ("Eldorado") and Zions Bancorporation ("Zions") announced on December 14, 2000 that they signed a definitive agreement under which Eldorado will merge with and into Zions in exchange for common shares of Zions. Eldorado Bank and Antelope Valley Bank, subsidiaries of Eldorado, will then merge into Zions' subsidiary, California Bank & Trust ("CB&T").

The merger is structured to be tax-free and will be accounted for using the purchase method. The agreement calls for each share of Eldorado to be converted into 0.23 of a share of Zions. Based upon Zions' closing price on December 14, 2000 of $58.16, the transaction is valued at approximately $190 million or $13.38 per Eldorado share.

The merger is subject to the approval of banking regulators and the shareholders of Eldorado and is expected to close in the second quarter of 2001. Directors, executive officers and principal shareholders of Eldorado, who together own a majority of the outstanding shares of Eldorado common stock, have agreed to vote in favor of the transaction. As part of the merger agreement, Eldorado has provided Zions a customary option to acquire 19.9% of its common shares under certain specified circumstances.

Eldorado will pay a dividend of 5 cents per share payable on January 24, 2001 to holders of record of Eldorado common stock as of December 29, 2000. In addition, whenever Zions declares a record date for a dividend payment on its common stock that is prior to the completion of the transaction, Eldorado will be permitted to pay a dividend on Eldorado common stock that is not greater than the pro forma equivalent dividend, rounded to the nearest cent, of the amount of the dividend paid with respect to Zions common stock.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a)  Exhibits.

         Exhibit 99.1 Agreement and Plan of Merger dated as of December 14, 2000 by and between Eldorado and Zions

         Exhibit 99.2 Stock Option Agreement dated December 14, 2000 by and between Eldorado and Zions

         Exhibit 99.3   Form of Stockholder Agreement


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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        ELDORADO BANCSHARES, INC.


                                        By: /s/ Romolo C. Santarosa
                                            -----------------------
                                            Romolo C. Santarosa
                                            Chief Financial Officer


Dated:  December 20, 2000